Exhibit 1A-11.A

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Offering Circular on Form 1-A POS of CERES Coin LLC of our report dated December 20, 2021, related to the financial statements of CERES Coin LLC as of December 31, 2020 and 2019 and for the years then ended. Our report on the financial statements includes an explanatory paragraph expressing substantial doubt regarding CERES Coin LLC’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular included in such Offering Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

March 29, 2022

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660/Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com